PROSPECTUS SUPPLEMENT                   FILED PURSUANT TO RULE 424(B)(3) AND (C)

(TO PROSPECTUS DATED AUGUST 5, 1998)        REGISTRATION STATEMENT NO. 333-48021

                                  GENUS, INC.
                                ---------------

  COMMON STOCK, NO PAR VALUE ISSUABLE UPON CONVERSION OF SERIES B CONVERTIBLE
                                PREFERRED STOCK,
                     EXERCISE OF WARRANTS AND AS DIVIDENDS

                            ------------------------

    This Prospectus Supplement ("Supplement") relates to the resale by certain security holders named herein (the "Selling Security Holders") of an indefinite number of shares (the "Shares") of the Common Stock, no par value (the "Common Stock") of Genus, Inc., a California corporation ("Genus" or the "Company") which may be issued (i) upon conversion of Series B Convertible Preferred Stock of the Company (the "Series B Stock"), (ii) exercise of certain warrants (the "Warrants") to purchase Common Stock and (iii) as dividends on the Series B Stock. The Company sold Series A Convertible Preferred Stock (the "Series A Stock") and the Warrants to the Selling Security Holders in a private transaction on February 12, 1998. On July 30, 1998, the Company redeemed a portion of the Series A Stock and issued the Series B Stock to the Selling Security Holders in exchange for the outstanding unredeemed Series A Stock. The resale of the Common Stock covered by this Prospectus Supplement was registered pursuant a post-effective amendment to Registration Statement No. 333-48021 (the "Registration Statement"), effective August 5, 1996. This Supplement should be read in conjunction with the Prospectus dated August 5, 1998 (the "Prospectus") contained within such Registration Statement, to be delivered with this Supplement. All capitalized terms used but not defined in this Supplement shall have the meanings given them in the Prospectus.

    The Series B Stock is convertible at the option of the holder at any time, or at the option of the Company upon the satisfaction of certain conditions, unless previously redeemed or repurchased, into the Shares at a conversion price of $1.25. If certain conditions relating to the registration of the Shares are not timely met, the conversion price shall be reduced by 2% per month for up to two months. The Series B Stock accrues a dividend ("Dividend") at a rate per share (as a percentage of the Stated Value per share) of 6% per annum, payable in cash or shares of Common Stock at the option of the Company. The aggregate unconverted Stated Value of the issued and outstanding Series B Stock and Warrants was $800,000 on November 16, 1998. The Series B Stock may be redeemed at the option of the Company on or after July 30, 2003 at a redemption price equal to the product of (i) the average of the closing bid prices for the five trading days immediately preceding (a) July 30, 2003 or (b) the date of payment by the Company of the redemption price, whichever is greater, and (ii) the conversion ratio applicable to the Series B Stock calculated on July 30, 2003. Each Selling Security Holder may require the Company at any time to redeem all of its shares of the Series B Stock at a redemption price equal to the Stated Value per share. In addition, the Series B Stock may be redeemed at the option of the Selling Security Holder upon the occurrence of certain triggering events at a price per share equal to the product of (i) the average closing bid prices for the five trading days immediately preceding (a) the date of the triggering event or (b) the date of payment in full of such redemption price, whichever is greater, and (ii) the conversion ratio on the date of the triggering event.

    The Warrants are exercisable at any time until February 11, 2001 for 300,000 shares of Common Stock at a price of $3.67 per share and for 100,000 shares at a price of $4.50 per share.

    The Company's Common Shares are traded on The Nasdaq National Market under the symbol "GGNS."

    Based upon information provided to the Company, the following table sets forth certain information with respect to the current beneficial ownership by the Selling Security Holders of shares of the Company's Common Stock. The Securities offered by this Prospectus Supplement consist of Common Stock which will be acquired by the Selling Security Holders upon conversion of the Series B Stock, exercise of the Warrants and as dividends on the Series B Stock.

    The Company was required to register at least 1,676,877 shares of Common Stock (which includes 49,868 shares of Common Stock as dividends on the Series B Stock even though less than that amount may be required to be issued by the Company as dividends). As of November 16, 1998, the Company would be required to issue an aggregate of 1,627,009 shares of Common Stock upon conversion of the Series B Stock, exercise of the Warrants and as dividends on the Series B Stock. The maximum number of shares that each Selling Security Holder may sell includes
(i) the number of shares of Common Stock issuable upon conversion of the Series B Stock, (ii) the number of shares of Common Stock issuable upon exercise of the Warrants, (iii) the number of shares of Common Stock issuable as dividends on the Series B Stock assuming the Selling Security Holder holds the Series B Stock until February 12, 2000, and (iv) an indeterminate number of additional shares which may become issuable upon conversion by reason of adjustments to the conversion price. The Selling Security Holders named below may sell the shares of Common Stock offered hereby from time to time and may choose to sell less than all or none of such shares.

                                                                                                         MAXIMUM
                                                                                                         NUMBER
                                                                                                        OF SHARES
                                                                                                        THAT MAY      SHARES
                                                NAME                                                     BE SOLD      OFFERED
-----------------------------------------------------------------------------------------------------  -----------  -----------
SOUTHBROOK INTERNATIONAL INVESTMENTS, LTD.(1) .......................................................     693,153      693,153
c/o Trippoak Advisors, Inc.
Robert L. Miller
630 Fifth Avenue, Suite 2000
New York, NY 10111

WESTOVER INVESTMENTS L.P.(2) ........................................................................      48,000       48,000
Will Rose
300 Crescent Court, Suite 700
Dallas, Texas 75201

MONTROSE INVESTMENTS, LTD.(3) .......................................................................      72,000       72,000
Will Rose
300 Crescent Court, Suite 700
Dallas, Texas 75201

BROWN SIMPSON STRATEGIC GROWTH FUND, L.P. ...........................................................      31,069       31,069
Mitchell Kaye
152 West 57th Street, 40th Floor
New York, NY 10019

BROWN SIMPSON STRATEGIC GROWTH FUND, LTD. ...........................................................     124,274      124,274
Mitchell Kaye
152 West 57th Street, 40th Floor
New York, NY

CIBC OPPENHEIMER CORP.(4) ...........................................................................     100,000      100,000
Matthew J. Maryles
200 Liberty Street, 7th Floor
New York, NY 10281

                                                                                                            SHARES
                                                                                                             OWNED
                                                                                                             AFTER
                                                NAME                                                      OFFERING(5)
-----------------------------------------------------------------------------------------------------  -----------------
SOUTHBROOK INTERNATIONAL INVESTMENTS, LTD.(1) .......................................................              0
c/o Trippoak Advisors, Inc.
Robert L. Miller
630 Fifth Avenue, Suite 2000
New York, NY 10111
WESTOVER INVESTMENTS L.P.(2) ........................................................................              0
Will Rose
300 Crescent Court, Suite 700
Dallas, Texas 75201
MONTROSE INVESTMENTS, LTD.(3) .......................................................................              0
Will Rose
300 Crescent Court, Suite 700
Dallas, Texas 75201
BROWN SIMPSON STRATEGIC GROWTH FUND, L.P. ...........................................................              0
Mitchell Kaye
152 West 57th Street, 40th Floor
New York, NY 10019
BROWN SIMPSON STRATEGIC GROWTH FUND, LTD. ...........................................................              0
Mitchell Kaye
152 West 57th Street, 40th Floor
New York, NY
CIBC OPPENHEIMER CORP.(4) ...........................................................................              0
Matthew J. Maryles
200 Liberty Street, 7th Floor
New York, NY 10281

--------------------------

(1) Southbrook International Investments, Ltd. sold 107,009 shares of Common Stock issued upon conversion of 2,000 shares of Series A Stock.

(2) Westover Investments L.P.'s ownership consists of only the number of share of Common Stock issuable upon exercise of its Warrant because it redeemed all of its Series B Stock.

(3) Montrose Investment, Ltd.'s ownership consists of only the number of share of Common Stock issuable upon exercise of its Warrant because it redeemed all of its Series B Stock.

(4) CIBC Oppenheimer Corp.'s ownership consists of only the number of shares of Common Stock issuable upon exercise of its Warrant.

(5) Assumes all shares offered by the Prospectus are sold and no beneficially owned shares are sold other than by this Prospectus.

    No Selling Security Holder has held any position or office or had any other material relationship with the Company or any of its affiliates within the past three years other than CIBC Oppenheimer Corp., which received a finder's fee in connection with the sale of the Series A Stock and Warrants.

    THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS," COMMENCING ON PAGE 4 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERRED HEREBY.

                           --------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Prospectus Supplement is November 16, 1998.

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